UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 27, 2010 (May 24, 2010)

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on May 5, 2010, the Board of Directors (the “Board”) of Penn Virginia Corporation (the “Company”) elected Joan C. Sonnen as Vice President and Controller of the Company. Such election was subject to Ms. Sonnen’s commencement of employment, which commenced on May 24, 2010.

In connection with her offer of employment, the Company granted Ms. Sonnen options to purchase 10,000 shares of the Company’s common stock under the Company’s Sixth Amended and Restated 1999 Employee Stock Incentive Plan. The exercise price of such options was $20.57, the closing price of the Company’s common stock on May 24, 2010, the date Ms. Sonnen’s employment commenced.

On May 24, 2010, the Company also entered into an Employee Change of Control Severance Agreement (the “Change of Control Agreement”) with Ms. Sonnen containing the terms and conditions described below.

Term. The Change of Control Agreement has a one-year term which is automatically extended for consecutive one-day periods until terminated by notice from the Company. If such notice is given, the Change of Control Agreement will terminate one year after the date of such notice.

Triggering Events. The Change of Control Agreement provides severance benefits to Ms. Sonnen upon the occurrence of two events (the “Dual Triggering Events”). Specifically, if a change of control of the Company occurs and, within one year after the date of such change of control, the Company terminates Ms. Sonnen’s employment for any reason other than for cause or her inability to perform her duties for at least 180 days due to mental or physical impairment, then Ms. Sonnen may elect to receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits. Upon the occurrence of the Dual Triggering Events, Ms. Sonnen may elect to receive a lump sum, in cash, of an amount equal to the sum of her annual base salary plus the highest cash bonus paid to her during the two-year period prior to termination. In addition, all options to purchase shares of the Company’s common stock then held by Ms. Sonnen will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted stock and restricted stock units of the Company then held by her will immediately vest and all restrictions will lapse.

Restrictive Covenants and Releases. The Change of Control Agreement prohibits Ms. Sonnen from (a) disclosing, either during or after her term of employment, confidential information regarding the Company or its affiliates and (b) until two years after her employment has ended, soliciting or diverting business from the Company or its affiliates. The Change of Control Agreement also requires that, upon payment of the severance benefits to Ms. Sonnen, she and Penn Virginia release each other from all claims relating to her employment or the termination of such employment.

A copy of the Change of Control Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Prior to joining the Company, Ms. Sonnen served as Chief Accounting Officer of Aspect Holdings, LLC, an oil and gas exploration and production company, from September 2006 to May 2010. Prior to joining Aspect Holdings, LLC, Ms. Sonnen served in various positions with Forest Oil Corporation, an oil and gas exploration and production company, from July 1989 to March 2005, including as Controller from 1993, Vice President from 1998 and Chief Accounting Officer from 2000.

In connection with Ms. Sonnen’s assumption as duties as Vice President and Controller of the Company on May 24, 2010, Forrest W. McNair, the then-current Vice President and Controller of the Company, resigned.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employee Change of Control Severance Agreement, dated May 24, 2010, by and between Penn Virginia Corporation and Joan C. Sonnen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2010

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employee Change of Control Severance Agreement, dated May 24, 2010, by and between Penn Virginia Corporation and Joan C. Sonnen.